Exhibit 10.1

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made and entered into as of [date] by and between FreightCar America, Inc., a Delaware corporation (the “Company”), and [name] (the “Option Holder”).

WHEREAS, the Option Holder has been designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the 2005 Long Term Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:

1. Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Option Holder an option (the “Option”) to purchase [number] shares of the Company’s common stock (the “Common Stock”). The Option is granted as of [date] (the “Date of Grant”), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. The Option is intended to be non-qualified, and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise Price. The exercise price of the shares subject to the Option shall be [state amount], subject to adjustment as provided in the Plan.

3. Term of Option. The Option may, subject to the vesting and termination of employment provisions of Sections 4 and 6 below, be exercised only during the period commencing on the Date of Grant and continuing until the close of business on tenth anniversary of the Date of Grant (the “Option Period”). At the end of the Option Period, the Option shall terminate, unless sooner terminated pursuant to Section 6 below.

4. Vesting. The Option Holder’s right to purchase shares of Common Stock under the Option shall be exercisable only to the extent that the Option has vested. Subject to Section 9 below, the Option shall vest and become exercisable upon the following schedule (provided the Option Holder remains continuously employed by the Company until the applicable vesting date):

(a) one-third ( 1/3) of the shares subject to the Option vest on the first anniversary of the Date of Grant;

(b) an additional one-third ( 1/3) of the shares subject to the Option vest on the second anniversary of the Date of Grant; and

(c) the final one-third ( 1 /3) of the shares subject to the Option vest on the third anniversary of the Date of Grant.

5. Restrictive Covenants. The Option Holder acknowledges that, as a key management employee, the Option Holder will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those which involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and that he or she will have access to Confidential Information, as defined in Section 5(b) below. By virtue of the Option Holder’s unique and sensitive position and special background, employment of the Option Holder by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Option Holder’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company.

(a) Covenant Not to Solicit Employees. The Option Holder agrees that, during employment with the Company and for a period of one (1) year after termination of employment with the Company, he or she shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of the Option Holder’s termination of employment from the Company, to leave such employment and join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of the Option Holder’s employment termination which had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four (4) most completed fiscal quarters.

(b) Covenant Not to Disclose or Use of Confidential Information. The Option Holder recognizes that he or she will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 5(b), which both the Company and the Option Holder agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Option Holder agrees that the Option Holder will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Option

Holder did not know and should not have known was disclosed to the Option Holder in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Option Holder make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Option Holder’s obligation to keep all such information confidential shall be in effect during and for a period of two (2) years after the termination of the Option Holder’s employment with the Company; provided, however, that the Option Holder will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

(c) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(d) Remedy for Breach. The Option Holder agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 5, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Option Holder shall forfeit the Option granted under this Agreement and, the Company shall also have the right to recover from the Option Holder the excess of the fair market value of a Share on date of each exercise of this Option over the exercise price, as stated in Section 2 above, multiplied by number of Shares subject to each such exercise of the Option.

(e) Survival. The forfeiture provisions of this Section 5 shall continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Company and the Option Holder have lapsed.

6. Termination of Employment. If the employment of the Option Holder terminates for any reason other than a Qualifying Termination (as defined below) during the Option Period, the Option shall immediately terminate. If the employment of the Option Holder terminates by reason of a Qualifying Termination during the Option Period, the Option shall be exercisable only to the extent that it was exercisable on the date of the Option Holder’s termination of employment and shall terminate on the earlier of (i) the first anniversary of the date of the Option Holder’s termination of employment or (ii) the end of the Option Period. For purposes of this Agreement, the term “Qualifying Termination” shall mean a termination of the Option Holder’s employment by reason of the Option Holder’s death, Disability or Retirement. “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, that the Option Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either unable to engage in any substantial gainful activity or receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan. “Retirement” shall have the same meaning ascribed to such term in the corporate policy and/or relevant document of the Company or Affiliate that employs the Option Holder.

7. Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Secretary of the Company an instrument in writing specifying the number of shares of Common Stock in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Committee, of the exercise price of the shares in respect of which the Option is being exercised. Shares shall then be issued by the Company and a share certificate delivered to the Option Holder; provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

8. Conditions. The Option Holder will not have any of the rights of a shareholder with respect to Shares until the Company has issued or transferred such Shares to the Option Holder after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Option Holder after the exercise of the Option, the Option Holder shall have paid in full for the Shares as to which he or she exercised the Option.

9. Change of Control. In the event of a Change of Control (as defined in the Plan), the Option shall become fully vested and exercisable.

10. Non-Transferable. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

11. No Obligation to Exercise. Neither the Option Holder nor any permissible transferee is or will be obligated by the grant of the Option to exercise it.

12. References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.

13. Taxes. The Option Holder shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Option. The Company or any Affiliate is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Option Holder, amounts of withholding and other taxes due in connection with the Option. The amount of the withholding shall not exceed the employer’s minimum statutory withholding requirement.

14. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Option Holder represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

15. Amendment or Modification, Waiver. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, the Option, prospectively or retrospectively; provided, however, that, without the consent of the Option Holder, no amendment, alteration, suspension, discontinuation or termination of the Option may materially and adversely affect the rights of the Option Holder under the Option. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

16. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Option Holder at:

[name]

c/o FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

To the Company at:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Attention: Secretary

Any notice delivered personally or by courier under this Section 16 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

19. Jurisdiction and Venue. The Company and the Option Holder agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Option Holder hereby submit and consent to said jurisdiction and venue.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.

FREIGHTCAR AMERICA, INC.	OPTION HOLDER:

By:
Title:
Name:	Name:

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